StemCells, Inc. Reports Fourth Quarter and Full Year 2013 Financial Results and Provides
Business Update

Conference Call to be Hosted March 12, 2014 at 4:30 p.m. EDT

NEWARK, CA, March 12, 2014 (GLOBE NEWSWIRE) — StemCells, Inc. (NASDAQ: STEM), a leading stem cell company developing and commercializing novel cell-based therapeutics and tools for use in stem cell-based research and drug discovery, today provided a business update and reported financial results for the fourth quarter and year ended December 31, 2013.

“2013 was a year of significant clinical and regulatory progress for StemCells, Inc. moving us closer to our goal of bringing a truly disruptive therapeutic to the clinic for a broad array of diseases and conditions affecting the central nervous system (CNS),” said Martin McGlynn, President and CEO of StemCells, Inc. “We received approval to expand our Phase I/II thoracic spinal cord injury trial from Switzerland into Canada and the United States, which should enable us to complete enrollment in our Phase I/II study this quarter. In addition, the FDA authorized us to increase the number of clinical sites from two to five, in our Phase I/II study in dry age-related macular degeneration, which will enable us to complete enrollment later this year. We look forward to the completion of these studies and the clinical insights they will give us.

“As pleased as I am about these accomplishments, I am most excited about our agenda for this year. We plan to initiate two randomized controlled phase II studies, both of which will assess proof of concept for our technology later this year: one for spinal cord injury, which will include cervical injury, and the other for dry age-related macular degeneration. These clinical trials further solidify our leadership position in the development of neural stem cell based therapeutics for disorders of the CNS. We are excited to be transitioning from single center open label Phase I studies to multicenter Phase II controlled studies designed to give us definitive efficacy data. ”

2013 and Recent Highlights

Clinical Activities

•	Published a comprehensive overview of the therapeutic potential and results from early clinical trials of our HuCNS-SC® cells in Stem Cell Research & Therapy, a peer-reviewed journal considered the major forum for translational research into stem cell therapies.

Spinal Cord Injury (SCI)

•	Received authorization from Health Canada to expand our Phase I/II clinical trial for SCI into Canada.

•	A team at the University of Calgary successfully transplanted the first subject under the Phase I/II study in North America. The University of Toronto conducted the second transplant in North America shortly thereafter.

•	Received FDA authorization of an IND application for clinical testing of our HuCNS-SC cells as a potential treatment for SCI.

•	The first cohort, consisting of three patients with complete spinal cord injury, completed the Phase I/II clinical trial in 2013. The data from this cohort continued to demonstrate a favorable safety profile, and showed that the considerable gains in sensory function first observed at the six month assessment in two of the three patients had persisted to the 12 month assessment.

Dry Age Related Macular Degeneration (AMD)

•	Published preclinical data in the peer-reviewed journal Investigative Ophthalmology and Visual Science (IOVS) confirming that our HuCNS-SC cells preserve photoreceptor cells and visual function.

•	Completed enrollment of the first of two planned patient cohorts in our clinical trial of our proprietary HuCNS-SC cells for AMD. This cohort consisted of eight subjects, four of whom each received 200,000 cells and four of whom each received 1,000,000 cells.

Alzheimer’s Disease

•	Entered into an agreement with the California Institute for Regenerative Medicine (CIRM) under which CIRM will provide up to approximately $19.3 million, in the form of a forgivable loan, to help fund preclinical development and IND-enabling activities of our HuCNS-SC cells for Alzheimer’s disease.

•	Formally launched our Alzheimer’s disease program with a goal of filing an Investigational New Drug (IND) application with the FDA in 2016.

Pelizaeus-Merzbacher Disease (PMD)

•	Presented data showing that, two years after transplantation, the evidence of myelination is more pronounced compared to one year post-transplantation and the gains in neurological function reported after one year were maintained.

NCL (Batten Disease)

•	Presented results of a four-year observation study of patients with NCL, who had been transplanted with our HuCNS-SC cells in our initial Phase I study, at the Congress of Neurological Surgeons Annual Meeting in San Francisco, California. The study showed long-term evidence of safety at doses of up to one billion cells. The study is the longest follow-up study of patients transplanted with human neural stem cells.

Other Business Activities

•	Acquired certain patents and patent applications from NsGene A/S. These patents and patent applications claim a purified population of GFAP+ Nestin+ precursor cells in which one or more of the cells are capable of differentiating into neurons.

•	Acquired from NeuroSpheres the patents we had licensed on an exclusive worldwide basis. This patent portfolio, associated with research done by Samuel Weiss and Brent Reynolds at the University of Calgary, has repeatedly been recognized as the seminal intellectual property claiming purified populations of human neural stem cells.

Fourth Quarter and Full-Year Financial Results

For the fourth quarter of 2013, the Company reported a net loss of 6,962,000, or $(0.13) per share, compared with a net loss of $2,759,000, or $(0.07) per share, for the fourth quarter of 2012.

Total revenue during the fourth quarter of 2013 was $312,000, compared to $211,000 in the same period of 2012. The increase of 48% from 2012 to 2013 was primarily due to higher revenue from our SC Proven product sales in 2013.

Total operating expenses in the fourth quarter of 2013 were $9,697,000, compared to $6,949,000 in the fourth quarter of 2012. The increased operating expenses reflects our on-going preparation to initiate two Phase II controlled efficacy studies in 2014, one in SCI and one in AMD.

Other income, net in the fourth quarter of 2013 was $2,509,000, compared to other income, net of $4,034,000 in the fourth quarter of 2012. The change from 2012 to 2013 was primarily due to changes in the estimated fair value of warrant liability.

For the full year 2013, the Company reported a net loss of $26,439,000, or $(0.61) per share, compared with a net loss of $28,491,000, or $(0.99) per share, for 2012.

Total revenue in 2013 was $1,203,000, a 12% decrease from 2012 to 2013. The 2012 licensing revenue includes a one-time fee from a license agreement with genOway. Revenue from our SC Proven line of media and reagents increased from 2012 by 17% to $998,000 in 2013.

Total operating expenses in 2013 were $29,492,000, a 25% increase compared to $23,650,000 in 2012. The increased operating expenses in 2013 reflects our on-going preparation to initiate two Phase II controlled efficacy studies in 2014, one in SCI and one in dry AMD.

Net other income / expense in 2013 was a net other income of $2,166,000, while in 2012, it was net other expense of $5,946,000. This change was primarily driven by changes in the estimated fair value of warrant liability. This is a non-cash expense where increases in the warrant liability are shown as an expense and decreases are shown as income.

For the full year 2013, cash used in operations, which excludes capital purchases of approximately $4.7 million, totaled $23,322,000, compared to $19,869,000 in 2012, which excludes capital purchases of approximately $73 thousand.

At December 31, 2013, cash and cash equivalents totaled $30,585,000, which is 37% higher than the aggregate of cash, cash equivalents and marketable securities at December 31, 2012.

Conference Call

StemCells will host a live conference call and webcast on Wednesday, March 12, 2014 at 4:30 PM Eastern Time (1:30 PM Pacific Time) to discuss our financial results and recent business activities. Interested parties are invited to listen to the call over the Internet via the Investors section of our website at http://investor.stemcellsinc.com/phoenix.zhtml?c=86230&p=irol-calendar

An archived version of the webcast will be available for replay on our website beginning approximately two hours following the conclusion of the live call and continuing for a period of 30 days.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company’s platform technology, HuCNS-SC® cells (purified human neural stem cells), are currently in development as a potential treatment for a broad range of central nervous system disorders. In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company has shown preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells. The Company is conducting a Phase I/II clinical trial in chronic spinal cord injury in Switzerland, Canada and the United States, and has reported positive interim data for the first three patients. The Company is also conducting a Phase I/II clinical trial in dry age-related macular degeneration (AMD) in the United States. In addition, the Company is pursuing preclinical studies in Alzheimer’s disease, with support from the California Institute for Regenerative Medicine (CIRM).  StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand. Further information about StemCells is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the timing and prospects associated with detecting potential clinical benefit from the use of the Company’s HuCNS-SC cells; the prospect for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders; the prospect for growth in the Company’s product sales; and the adequacy of our existing supply of HuCNS-SC cells to complete our ongoing and planned clinical trials. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of spinal cord injury, AMD, PMD, or any other condition; uncertainties about whether myelination formed by donor cells, if any, will have any biologic effect; uncertainties about whether preliminary data in any Phase I clinical study will prove to be reproducible or biologically meaningful in any future clinical study; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing or conduct future clinical trials; uncertainties about the design of future clinical trials and whether the Company will receive the necessary support of a clinical trial site and its institutional review board to pursue future clinical trials; uncertainties regarding the potential for the Company to grow its SC Proven business; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainties about the Company’s ability to secure funding from any governmental agency, such as the California Institute of Regenerative Medicine; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding whether results in preclinical research in animals will be indicative of future clinical results in humans; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties regarding the validity and enforceability of the Company’s patents; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and in its subsequent reports on Form 10-Q and Form 8-K.

CONTACT:

Greg Schiffman
StemCells, Inc.
Chief Financial Officer
(510) 456-4128

Andrea Flynn
Russo Partners
(646) 942-5631

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StemCells, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three months ended		Twelve months ended
	December 31		December 31
	2013	2012	2013	2012
Revenue:
Revenue from licensing agreements and grants	$45	$40	$205	$512
Revenue from product sales	267	171	998	856

Total revenue	312	211	1,203	1,368
Cost of product sales	86	55	316	263

Gross profit	226	156	887	1,105

Operating expenses:
Research and development	5,981	4,681	20,534	15,847
Selling, general and administrative	3,716	2,111	8,896	7,447
Wind-down expenses	—	157	62	356

Total operating expenses	9,697	6,949	29,492	23,650

Loss from operations	(9,471)	(6,793)	(28,605)	(22,545)

Other income (expense):
Change in fair value of warrant liability	2,828	4,030	3,253	(5,945)
Interest expense, net	(379)	(4)	(1,155)	(35)
Other income, net	60	8	68	34

Total other income (expense), net	2,509	4,034	2,166	(5,946)

Net loss	$(6,962)	$(2,759)	$(26,439)	$(28,491)

Basic and diluted net loss per share	$(0.13)	$(0.07)	$(0.61)	$(0.99)

Shares used to compute basic and diluted loss per share	54,206,907	37,256,496	43,422,001	28,824,417

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StemCells, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2013	December 31, 2012
	(unaudited)	(unaudited)
ASSETS:
Current Assets:
Cash & cash equivalents	$30,585	$8,471
Marketable securities	—	13,901
Other current assets	1,255	1,669

Total current assets	31,840	24,041
Property, plant and equipment, net	5,305	1,375
Goodwill and other intangible assets, net	3,975	3,807
Other assets, non-current	437	947

Total assets	$41,557	$30,170

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Loan payable net of discount, current	3,664	—
Other current liabilities	5,468	5,097
Fair value of warrant liability	5,542	9,265
Loan payable net of discount, non-current	9,245	—
Other non-current liabilities	2,684	1,823
Stockholders’ equity	14,954	13,985

Total liabilities and stockholders’ equity	$41,557	$30,170

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